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                                                                      EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-104248 of Lodgian, Inc. on Form S-3/A of our reports dated March 16, 2005 relating to the financial statements of Lodgian, Inc. and management's report on the effectiveness of internal control over financial reporting (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the Successor Company's adoption of the provisions of Statement of Financial Accounting Standards No. 150), appearing in the Annual Report on Form 10-K of Lodgian, Inc. for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP


Atlanta, Georgia
April 21, 2005